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                                                                       EXHIBIT 2

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                            ASSET PURCHASE AGREEMENT

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                                 BY AND BETWEEN


                           MANHATTAN ASSOCIATES, INC.

                                       AND

                                 INTREPA, L.L.C.

                             DATED OCTOBER 23, 2000


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                                TABLE OF CONTENTS

                                                                                                 Page
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
ARTICLE I. CLOSING.........................................................................        1
         1.1.     Closing..................................................................        1

ARTICLE II. PURCHASE AND SALE..............................................................        1
         2.1.     Purchased Assets and Excluded Assets.....................................        1
                  2.1.1. Purchased Assets..................................................        1
                  2.1.2. Excluded Assets...................................................        3
         2.2.     Purchase Price...........................................................        3
         2.3      Post-Closing Purchase Price Adjustment...................................        4
         2.4      Purchase Price Allocation................................................        5

ARTICLE III. LIABILITIES AND OBLIGATIONS...................................................        5
         3.1.     Obligations Assumed......................................................        5
                  3.1.1. Seller Contracts..................................................        5
                  3.1.2. CIBER Contracts...................................................        5
                  3.1.3. Balance Sheet Liabilities.........................................        5
                  3.1.4. Product Liabilities...............................................        5
                  3.1.5. Employment Liabilities............................................        5
         3.2.     Liabilities and Obligations Not Assumed..................................        6
                  3.2.1. Generally.........................................................        6
                  3.2.2. Specifically......................................................        6

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLER.......................................        6
         4.1      Organization and Qualification; Subsidiaries.............................        6
         4.2      Articles of Organization and Operating Agreement.........................        7
         4.3      Capitalization...........................................................        7
         4.4      Authority Relative to This Agreement.....................................        7
         4.5      No Conflict; Required Filings and Consents...............................        7
         4.6      Permits; Compliance with Laws............................................        8
         4.7      Financial Statements.....................................................        8
         4.8      Absence of Certain Changes or Events.....................................        8
         4.9      Employee Benefit Plans; Labor Matters....................................       10
         4.10     Contracts................................................................       11
         4.11     Litigation...............................................................       12
         4.12     Environmental Matters....................................................       13
         4.13     Intellectual Property....................................................       13
         4.14     Taxes....................................................................       15
         4.15     Insurance................................................................       15
         4.16     Properties...............................................................       15
         4.17     Brokers..................................................................       15
         4.18     Certain Business Practices...............................................       15
         4.19     Business Activity Restriction............................................       15
         4.20     Export Control Laws......................................................       16
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
         4.21     Accounts Receivable......................................................        16
         4.22     Customers and Suppliers..................................................        16
         4.23     Investment Representations...............................................        16
                  4.23.1 Investment Purpose................................................        16
                  4.23.2 Restrictions on Common Stock and Note.............................        16
                  4.23.3 Access to Information.............................................        17
                  4.23.4 No Government Recommendation or Approval..........................        17
                  4.23.5 Resales of Common Stock...........................................        17
                  4.23.6 No Registration...................................................        17
         4.24     Representations Complete.................................................        17

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER.........................................        18
         5.1      Organization and Qualification; Subsidiaries.............................        18
         5.2      Articles of Incorporation and Bylaws.....................................        18
         5.3      Capitalization...........................................................        18
         5.4      Authority Relative to This Agreement.....................................        19
         5.5      No Conflict; Required Filings and Consents...............................        19
         5.6      SEC Filings; Financial Statements........................................        20
         5.7      Brokers..................................................................        20

ARTICLE VI. COVENANTS......................................................................        21
         6.1.     Employees of the Business................................................        21
                  6.1.1. Employees.........................................................        21
                  6.1.2. No Third-Party Beneficiaries......................................        21
         6.2.     Consents; Failure to Obtain Consents.....................................        22
         6.3.     Further Assurance........................................................        22
         6.4.     Income Tax Returns.......................................................        22
         6.5.     Transition Cooperation; Mail Received After Closing......................        22
         6.6.     Access to Books and Records..............................................        22
         6.7.     Confidentiality..........................................................        23
         6.8.     Sales Tax Expenses.......................................................        23
         6.9.     Change of Name...........................................................        23
         6.10.    Exclusivity..............................................................        23
         6.11.    Transfer Restrictions....................................................        23

ARTICLE VII. CONDITIONS PRECEDENT; CLOSING DELIVERIES......................................        24
         7.1.     Conditions Precedent.....................................................        24
                  7.1.1 Conditions Precedent of Buyer......................................        24
                  7.1.2 Conditions Precedent of Seller.....................................        25
         7.2      Deliveries by Seller.....................................................        25
         7.3      Deliveries by Buyer......................................................        26

ARTICLE VIII. SURVIVAL; INDEMNIFICATION....................................................        27
         8.1      Survival of Representations And Warranties...............................        27
         8.2      Indemnification by the Seller............................................        27
         8.4      Notice of Third-Party Claims.............................................        27
         8.5      Offset...................................................................        28


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
ARTICLE IX GENERAL PROVISIONS..............................................................        28
         9.1      Notices..................................................................        28
         9.2      Severability.............................................................        29
         9.3      Assignment; Binding Effect; Benefit......................................        30
         9.4      Incorporation of Exhibits................................................        30
         9.5      Governing Law............................................................        30
         9.6      Waiver of Jury Trial; Arbitration........................................        30
         9.7      Headings; Interpretation.................................................        30
         9.8      Counterparts.............................................................        31
         9.9      Entire Agreement.........................................................        31
         9.10     No Third-Party Beneficiaries.............................................        31
         9.11     Amendments and Waivers...................................................        31
         9.12     No Rule of Construction..................................................        31


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                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement ("Agreement") is made as of this 23rd day of October, 2000, by and between Manhattan Associates, Inc., a Georgia corporation ("Buyer") and Intrepa, L.L.C., an Indiana limited liability company ("Seller").

         WHEREAS, on the terms and conditions hereof, Buyer wishes to purchase from Seller and Seller wishes to sell, transfer, assign and deliver to Buyer all of Seller's assets relating to Seller's business (the "Business") subject to and with Buyer's assumption of certain liabilities related to the Business;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements stated herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged conclusively, the parties, intending to be legally bound, agree as follows:

                                   ARTICLE I.
                                     CLOSING

         1.1. Closing. The closing of the purchase and sale contemplated hereby ("Closing") will take place at the offices of Morris, Manning & Martin, L.L.P., in Atlanta, Georgia with an effective time for purposes hereunder of 11:00 a.m. (Atlanta Time) on October 23, 2000 or if later, the day of the fulfillment by Seller of the conditions to closing set forth in Article VII hereof ("Closing Date") but in no event later than October 31, 2000. Article VII lists actions that have been taken as conditions precedent to the execution and delivery of this Agreement. At the Closing, the parties will deliver or cause to be delivered the documents described in Article VII.

                                   ARTICLE II.
                                PURCHASE AND SALE

         2.1.     Purchased Assets and Excluded Assets.

                  2.1.1. Purchased Assets. Subject to the terms and conditions of this Agreement, and on the basis of the representations, warranties and indemnities hereinafter listed, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Seller, all of its right, title and interest in and to the assets, properties and rights of the Business listed below (collectively, the "Purchased Assets"), except to the extent that any such item is excluded by Section 2.1.2.

                  (a) all of Seller's interest as lessee under leases of real property used in connection with the Business, including all options to renew or extend the term of any real property leases or to purchase all or any part of such real property;

                  (b) all of Seller's interest as lessee under leases of personal property used in connection with the Business, including all options to renew or extend the term of such personal property leases or to purchase all or any part of such personal property;


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                  (c)      all of Seller's machinery and equipment and other
         items of tangible personal property used in connection with the Business and all assignable warranties of third parties with respect thereto, and further including without limitation such items identified in the Schedules attached hereto;

                  (d) all software owned by Seller or under development by Seller, all of Seller's interest in third-party software that is either offered or provided to customers of the Seller when Seller's software is licensed to such customers or used by Seller to provide services to customers of Seller, and all of Seller's interest in other software that is licensed or marketed to or from third parties or otherwise used by Seller for any purpose whatsoever (collectively, the "Software") and all data and documentation, including prior versions and releases applicable to any operating environment and in any format related to the Software, except as disclosed on Schedule 2.1.1(d);

                  (e) all cash and cash equivalents on hand and in banks, certificates of deposit, commercial paper, stocks, bonds and other liquid investments of Seller;

                  (f) all of Seller's (and all of Seller's right to use any third party's) trademarks, copyrights, patents, registrations and applications for registration, flow charts, specifications, designs and plans and any other Intellectual Property (as defined in Section 4.13 herein) used by the Business and all goodwill associated therewith and any other proprietary rights (including moral rights) in the foregoing, and any copies and tangible embodiments of the foregoing;

                  (g) all marketing material and marketing material templates owned by Seller;

                  (h) all of Seller's rights existing under all supply and distribution agreements and arrangements, sales and purchase agreements and orders, license agreements, consulting agreements, confidentiality and non-disclosure agreements, including without limitation such agreements with current or prior customers and current or prior employees, agents, officers and directors, and under all other contracts, agreements and arrangements relating in all cases to the Business;

                  (i) all lists and records pertaining to the accounts of the customers of Seller, (the "Named Customers") suppliers, distributors and agents;

                  (j) all of Seller's (and all of Seller's right to any third party's) claims, deposits, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature related to the Purchased Assets;

                  (k) all rights to receive mail and other communications addressed to Seller and relating to the Named Customers;

                  (l) all goodwill as a going concern and associated with the items listed above including the goodwill of the Business;

                  (m) all prepaid rent and other prepaid expenses of the Business;


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                  (n)      all of the sales and credit reports, supplier lists,
         customer lists, distributor lists, bid and quote information, literature, catalogs, brochures, advertising material and the like which are used in or relate to the Business;

                  (o) all contracts, agreements, purchase and sales orders and commitments with customers, suppliers, vendors, lessors, lessees, utilities, providers or others entered into by Seller for or on behalf of the Business ("the Contracts");

                  (p) all governmental licenses, certificates, permits, franchises, approvals, authorizations, exemptions, registrations, and rights of the Business ("Permits");

                  (q) all books, records, documents, correspondence and files relating to the Business and the Purchased Assets, including without limitation, equipment maintenance records;

                  (r) all of the capital stock of Seller's wholly owned subsidiary, Intrepa Employment Company, an Indiana corporation ("Seller's Subsidiary"); and

                  (s) except as provided in Section 2.1.2 below, all other assets of Seller, tangible or intangible, used in connection with the Business, including without limitation claims, choses in action and rights against third parties.

                  2.1.2. Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include, and Buyer will not purchase, the following assets of the Seller (the "Excluded Assets"):

         All rights of Seller under agreements between Seller and Buyer, including but not limited to this Agreement, the Note (as defined in Section 2.2(b)) and the Registration Rights Agreement.

         (a) All rights of Seller under agreements between Seller and its members, including but not limited to the Operating Agreement of Seller, the Unit Purchase Agreements with certain members, and amounts on deposit by or payable from members for purchases of member interests pursuant to the 1999 Restricted Unit Purchase Plan or related withholding tax.

         (b) All books and records relating to Seller's member interests and all federal, state and local filings related thereto, including but not limited to Seller's Articles of Organization and its federal identification number.

         (c)      Seller's banking accounts at St. Joseph Capital Bank.

         2.2. Purchase Price. In consideration of the sale and transfer by Seller to Buyer of the Purchased Assets, Buyer shall pay and deliver the purchase price of the Purchased Assets as follows (the "Purchase Price"):


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                  (a)      At Closing, Buyer shall pay and deliver to Seller a
         cash payment by wire transfer of same day funds to such account as Seller shall designate by written notice to Buyer in the aggregate amount of Thirteen Million Dollars ($13,000,000);

                  (b)      At Closing, Buyer shall issue to seller a promissory
         note in the amount of Seven Million Dollars ($7,000,000) in the form of
         Exhibit 2.2(b) (the "Note");

                  (c) At Closing, Buyer shall cause to be paid to CIBER, INC. ("CIBER") Two Million Dollars ($2,000,000) remaining principle payable plus accrued interest not to exceed Fifteen Thousand Dollars ($15,000) on the promissory note issued by Seller to CIBER, a copy of which is attached hereto as Exhibit 2.2(c); and

                  (d) On January 3, 2001, Buyer shall issue to Seller that number of shares of its $.01 par value per share common stock (the "Common Stock") having a value of Ten Million Dollars ($10,000,000), based on the per share value of the Common Stock, subject to adjustment pursuant to Section 2.3 below, being equal to the average of the closing prices of the Common Stock on each of the twenty trading days prior to the Closing Date (the "Closing Date Average"). The shares of Common Stock will be subject to a Registration Rights Agreement, the form of which is attached hereto as Exhibit 2.2(d)-1 (the "Registration Rights Agreement"), an Escrow Agreement, the form of which is attached hereto as Exhibit 2.2(d)-2 (the "Escrow Agreement") and transfer restrictions pursuant to Section 6.11 herein.

         2.3      Post-Closing Purchase Price Adjustment.

         (a) If the average of the closing prices of the Common Stock on each of the twenty trading days prior to January 1, 2001 (the "January Average") is more than 20% lower than the Closing Date Average, then the Buyer shall promptly and diligently issue to Seller that number of shares of Common Stock equal to (i) the number of shares of Common Stock having a value of Two Million Dollars ($2,000,000) with a per share price equal to the January Average, minus
(ii) 25% of the number of shares of Common Stock issued pursuant to Section 2.2(d) above. If the January Average is more than 20% higher than the Closing Date Average, then pursuant to the terms of the Escrow Agreement Buyer shall be entitled to receive promptly from the Escrow Account (as defined in the Escrow Agreement) that number of shares of Common Stock equal to (i) 25% of the number of shares of Common Stock originally to be issued pursuant to Section 2.2(d) above, minus (ii) the number of shares of Common Stock having a value of Three Million Dollars ($3,000,000) with a per share price equal to the January Average.

         (b) If the average of the closing prices of the Common Stock on each of the twenty trading days prior to April 1, 2001 (the "April Average") is more than 20% lower than the Closing Date Average, then the Buyer shall promptly and diligently issue to Seller that number of shares of Common Stock equal to
(i) the number of shares of Common Stock having a value of Two Million Dollars ($2,000,000) with a per share price equal to the April Average, minus (ii) 25% of the number of shares of Common Stock issued pursuant to Section 2.2(d) above. If the April Average is more than 20% higher than the Closing Date Average, then pursuant to the terms of the Escrow Agreement Buyer shall be entitled to receive promptly from the Escrow Account (as defined in the Escrow Agreement) that number of shares of Common Stock equal to


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(i) 25% of the number of shares of Common Stock originally to be issued pursuant to Section 2.2(d) above, minus (ii) the number of shares of Common Stock having a value of Three Million Dollars ($3,000,000) with a per share price equal to the April Average.

         In the event the number of shares of Common Stock in the Escrow Agreement shall be less than the number of shares to be removed pursuant to the calculation in the foregoing sentence, then Buyer shall notify Seller of the shortfall and Seller shall promptly transfer to Buyer a number of shares of Common Stock equal to such shortfall.

         2.4 Purchase Price Allocation. Buyer and Seller agree to allocate the Purchase Price (and all other capitalizable costs) among the Purchased Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit 2.4.

                                  ARTICLE III.
                           LIABILITIES AND OBLIGATIONS

         3.1. Obligations Assumed. As part of the consideration for the Purchased Assets, and subject to Section 3.2, Buyer shall assume the following liabilities and obligations of Seller (the "Assumed Obligations"):

                  3.1.1. Seller Contracts. The liabilities and obligations of Seller under the Contracts listed on Schedule 3.1.1, but excluding any obligations or liabilities arising from or related to (i) any breach or violation of the Seller Contracts by Seller prior to the Closing and (ii) any contracts or agreements listed in Section 2.1.2.

                  3.1.2 CIBER Contracts. All liabilities and obligations of Seller under the Asset Purchase Agreement, the Bill of Sale, Assignment and Assumption Agreement, the Sublease, the Source Code Escrow Agreement and the Consulting and Referral Agreement each dated as of September 30, 1999 and each between the Seller and CIBER, Inc. (the "CIBER Documents").

                  3.1.3 Balance Sheet Liabilities. All liabilities set forth on Seller's Balance Sheet (as defined in Section 4.7) and all liabilities of the type set forth thereon incurred since the Balance Sheet Date (as defined in Section 4.7) in the ordinary course of business consistent with Seller's past practices through the Closing Date, including but not limited to trade and other accounts payable and federal, state and local taxes (other than income taxes).

                  3.1.4 Product Liabilities. Any liability for products sold or produced by Seller or any service provided by Seller including all product liability and warranty claims and product returns ("Product Liability"); and

                  3.1.5 Employment Liabilities. All liability for reimbursement to Seller's Subsidiary, including reimbursements for payments to or on behalf of employees of the type set forth on Seller's Balance Sheet, such as wages and salary, sick pay, vacation pay, commission and bonuses and 401(k) matching payments.


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         3.2.     Liabilities and Obligations Not Assumed.

                  3.2.1.   Generally. Other than as specifically listed in
Section 3.1 above, Buyer shall assume no liability or obligation whatsoever of Seller.

                  3.2.2. Specifically. Furthermore, except as specifically listed in Section 3.1 above, Buyer expressly disclaims the assumption of, and shall not assume, any liability of any type whatsoever of Seller or in connection with any of Seller's assets or business operations including any liability of Seller that becomes a liability of Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law, including without limitation the following:

         (a) Taxes. Any and all tax liabilities accruing on or after the Closing Date in connection with the ownership, operation or disposition of any Excluded Assets;

         (b) Environmental. Any and all liabilities of Seller arising from or under any Environmental Laws (as defined in Section 4.12), and any and all liabilities of Seller in connection with any claim by any person, entity or agency (a "Person") claiming to have suffered any environmental damage or harm of any type, including any actual or alleged damage or harm to groundwater, surface water, well water, ground, soil, or the atmosphere, or otherwise;

         (c) Personnel Related. Other than as provided herein, any and all employment or personnel-related liabilities whatsoever of Seller arising out of any liability under any employment contract, OSHA liability, liability for disabled individuals, workers' compensation liability, ERISA obligations or liability, WARN Act liability or liability for any claims alleging illegal discrimination of any type;

         (d) Litigation. Other than with respect to Product Liability, any liability or obligation (contingent or otherwise) of Seller arising out of any claim, litigation or proceeding either (i) threatened or pending on or before the Closing Date or (ii) threatened or initiated after the Closing Date to the extent based on or caused by any act or omission occurring, or condition or circumstances existing, with respect to the Excluded Assets or any other business or operations of Seller or its predecessors; or

         (e) Member Interests. Any obligation with respect to Seller's 1999 Restricted Unit Purchase Plan or obligations with respect to Seller's member interests.

                                   ARTICLE IV.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer the following:

         4.1 Organization and Qualification; Subsidiaries. Seller and Seller's Subsidiary have been duly organized and are validly existing and in good standing (to the extent applicable) under the laws of Indiana and have the requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Seller and


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Seller's Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, or prospects of the Business (a "Material Adverse Effect"). Seller's Subsidiary is the sole subsidiary of Seller. Neither Seller nor Seller's Subsidiary owns an equity interest in any partnership or joint venture arrangement or other business entity.

         4.2 Articles of Organization and Operating Agreement. The copies of Seller's articles of organization and operating agreement attached hereto as
Schedule 4.2 are true, complete and correct copies thereof. Such articles of organization and operating agreement, as amended and restated in accordance with
Schedule 4.2, are in full force and effect. Seller is not in violation of any of the provisions of its articles of organization or operating agreement.

         4.3 Capitalization. Seller currently has 189,600 Class A Units and 300,000 Class B Units outstanding, and there are no other equity interests of Seller outstanding.

         4.4 Authority Relative to This Agreement. Seller and Seller's Subsidiary have all necessary organizational power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary organizational action, and no other organizational proceedings on the part of Seller or Seller's Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by the other parties hereto, constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms.

         4.5      No Conflict; Required Filings and Consents.

         (a) The execution and delivery of this Agreement by Seller do not, and the performance by Seller of its obligations hereunder will not, (i) conflict with or violate any provision of the articles of organization or operating agreement of Seller or any equivalent organizational documents of Seller's Subsidiary, (ii) assuming that all filings and notifications described in Schedule 4.5(a) have been made, conflict with or violate any law applicable to Seller or Seller's Subsidiary or by which any property or asset of Seller or Seller's Subsidiary is bound or affected or (iii) except for the Secured Promissory Note payable to CIBER, Inc., dated September 30, 1999, result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Seller or Seller's Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.


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

         (b) Except as provided in Schedule 4.5(b), the execution and delivery of this Agreement by Seller do not, and the performance by Seller of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing by Seller with or notification by Seller to, any governmental entity.

         4.6 Permits; Compliance with Laws. Seller and Seller's Subsidiary are in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, identification and registration numbers, approvals and orders of any governmental entity necessary for Seller or Seller's Subsidiary to own, lease and operate its properties or to produce, store, distribute and market its products or otherwise to carry on the Business as it is now being conducted, except such as would not have a Material Adverse Effect (collectively, the "Seller Permits"), and, as of the date of this Agreement, none of the Seller Permits has been suspended or cancelled nor is any such suspension or cancellation pending or, to the knowledge of Seller, threatened. Except as such would not have Material Adverse Effect, neither Seller nor Seller's Subsidiary is in conflict with, or in default or violation of, (i) any law applicable to Seller or Seller's Subsidiary or by which any property or asset of Seller or Seller's Subsidiary is bound or affected or (ii) any Seller Permits. Neither Seller nor Seller's Subsidiary has received from any governmental entity any written notification with respect to possible conflicts, defaults or violations of laws.

         4.7      Financial Statements.

         (a) Attached on Schedule 4.7 (a) are true, complete and correct copies of the combined/consolidated balance sheet (the "Balance Sheet") of the Seller and Seller's Subsidiary as of September 30, 2000 (the "Balance Sheet Date") and the related statement of operations, of changes in members' equity and of cash flows for the nine-month period ended September 30, 2000, together with the related notes and schedules (such balance sheet, the related statement of operations, of changes in member's equity and of cash flows and the related notes and schedules are referred to herein as the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied.

         (b) Except as and to the extent set forth on the Balance Sheet, including the notes thereto, neither Seller nor Seller's Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller and Seller's Subsidiary taken as a whole or Seller, Seller's Subsidiary and Buyer taken as a whole.

         4.8 Absence of Certain Changes or Events. Since the Balance Sheet Date, Seller and Seller's Subsidiary have conducted their businesses only in the ordinary course consistent with past practice.

         Without limiting the generality of the foregoing, during such period:

         (a)      There has been no Material Adverse Effect;

         (b) Neither the business, properties nor assets of Seller or Seller's Subsidiary has suffered a material adverse loss (whether or not covered by insurance), as the result of fire, explosion, earthquake, accident, labor trouble, condemnation or taking of property by any governmental entity, flood, windstorm, pestilence, embargo, riot, act of God or the public enemy or any other casualty or similar event;

         (c) Except with Buyer's prior written consent and except for the agreements to redeem the member interests of Claude Watson, Bruce Danielson, Robert Unger, Scott Schuetz and Ed Miller, Seller has not declared or paid any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any equity interest of Seller;

         (d) Except with Buyer's prior written consent and except for the agreements to redeem the member interests of Claude Watson, Bruce Danielson, Robert Unger, Scott Schuetz and Ed Miller, Seller has not purchased, redeemed or otherwise acquired (or committed itself to purchase, redeem or acquire), directly or indirectly, any equity interest of Seller;

         (e) Seller has not made any acquisition of all or any part of the assets, properties, capital stock or business of any other entity, other than inventory, equipment and supplies acquired in the ordinary course of business consistent with past practice;

         (f) Seller has not, except in the ordinary course of business consistent with past practice, sold or otherwise disposed of any material assets of Seller;

         (g) Seller has not sold, assigned, transferred, conveyed or licensed, or committed itself to sell, assign, transfer, convey or license, any Intellectual Property (as defined in Section 4.13), other than in the ordinary course of business;

         (h) Except with Buyer's prior written consent, Seller has not waived or released any right or claim of material value to its business, including any write-off or other compromise of any material account receivable of Seller otherwise than in the ordinary course of business consistent with past practice;

         (i) Except with Buyer's prior written consent, Seller has not paid, directly or indirectly, any of its material liabilities before the same became due in accordance with its terms or otherwise than in the ordinary course of business consistent with past practice;

         (j) Except with Buyer's prior written consent, and except as provided in Schedule 6.1.1(a) Seller and Seller Subsidiaries have not made any payment or commitment to pay any severance or termination pay to any employee of Seller

         (k) Except with Buyer's prior written consent, and except for the purchase from Seller's subsidiary of 83,900 member units to employees of Seller's Subsidiary, Seller and Seller Subsidiary have not made any wage or salary increase or bonus, or increase in any other direct or indirect compensation for or to any employee, officer, director, consultant, agent or other representative, other than to non-officers or director employees, consultants, agents or other representatives in the ordinary course of business consistent with past practices;

         (l) Except with Buyer's prior written consent, and except for loans to employees of Seller's Subsidiary to fund the accelerated purchase of 83,900 member units to employees of Seller's Subsidiary and related tax withholding, Seller and Seller's Subsidiary have not made any loan or advance to any of its equity owners, officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business), or made any other loan or advance otherwise than in the ordinary course of business consistent with past practice;

         (m) Seller has not pledged or otherwise, voluntarily or involuntarily, encumbered any of its assets or properties, except for liens for current taxes which are not yet delinquent and purchase-money liens arising out of the purchase or sale of products made in the ordinary and usual course of business and in any event not in excess of $25,000 for any single item or $100,000 in the aggregate;

         (n) Seller has not materially changed any of its accounting methods, principles, procedures or practices;

         (o) Seller has not materially changed any of its business policies or practices, including advertising, marketing, pricing, purchasing, personnel, sales or budget policies;

         (p) Seller has not suffered or incurred any damage, destruction or loss, whether or not covered by insurance, which will have or could reasonably be expected to have a Material Adverse Effect; and

         (q) Seller has not entered into any agreement to do any of the foregoing.

         4.9      Employee Benefit Plans; Labor Matters.

         (a) Neither Seller nor any ERISA Affiliate (as defined below) has any liability, or is subject to any lien, restriction or other adverse right relating to any "employee benefit plan" (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that would affect in any manner whatsoever Buyer's right, title and interest in, or Buyer's right to use or enjoy (free and clear of any lien, other than permitted liens, or restriction), any Purchased Assets, any Assumed Obligation or any aspect of the Business acquired by Buyer pursuant to this Agreement. "ERISA Affiliate" means each trade or business (whether or not incorporated) which together with Seller is treated as a single employer pursuant to Internal Revenue Code ss.414(b),
(c), (m) or (o). Neither Seller nor any ERISA Affiliate has ever maintained, contributed to or otherwise participated in, or had any liability or obligation with respect to, any "multi-employer plan" (as defined in ERISA) or any "multiple employer welfare arrangement" (as defined in ERISA).

         (b) Neither Seller nor Seller's Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by Seller or Seller's Subsidiary, and no collective bargaining agreement is being negotiated by Seller or Seller's Subsidiary. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Seller or Seller's Subsidiary pending or, to the knowledge of Seller, threatened which may interfere with the respective business activities of Seller or Seller's Subsidiary. As of the date of this Agreement, to the knowledge of Seller, none of Seller, Seller's Subsidiary, or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of Seller or Seller's Subsidiary, and there is no charge or complaint against Seller or Seller's Subsidiary by the National Labor Relations Board or any comparable governmental entity pending or threatened in writing.

         (c) Seller and Seller's Subsidiary are in compliance with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, other than any noncompliance that would not reasonably be expected to have a Material Adverse Effect. There are no controversies pending or, to the knowledge of Seller or Seller's Subsidiary, threatened, between Seller or Seller's Subsidiary and any of their respective employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic, other than items which would not reasonably be expected to have a Material Adverse Effect. No employee of Seller is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Seller because of the nature of the business conducted or presently proposed to be conducted by Seller or to the use of trade secrets or proprietary information of others. No employee of Seller has given notice to Seller, nor is Seller otherwise aware, that any such employee intends to terminate his or her employment with Seller.

         4.10 Contracts. Set forth in Schedule 4.10 is a list of the following written agreements, instruments, guaranties, or commitments to which Seller or Seller's Subsidiary is a party or by which or to which any of the assets of Seller and Seller's Subsidiary are bound or subject (collectively, the "Material Contracts"), true and complete copies of which have been provided to
Buyer:

         (a) distributor, sales, marketing, vendor, advertising, financial advisory, broker-dealer, agency or manufacturer's representative contracts involving more than $10,000;

         (b) continuing contracts for the purchase or provision of materials, supplies, equipment or services involving in the case of any such contract more than $10,000 over the life of the contract;

         (c) contracts that expire or may be renewed at the option of any Person other than Seller so as to expire more than one year after the date of this Agreement;

         (d) trust indentures, mortgages, promissory notes, loan agreements or other contracts for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

         (e) contracts for capital expenditures in excess of $10,000 in the aggregate;

         (f) contracts currently in effect that were entered into in the ordinary course of business and that involve the payment or receipt of consideration in excess of $50,000;

         (g) contracts for the sale of any assets or properties of Seller other than in the ordinary course of business or for the grant to any Person any preferential rights to purchase any assets of properties of Seller;

         (h)      contracts establishing joint ventures or partnerships;

         (i) contracts containing any obligations or liabilities of any kind to holders of capital stock of the Seller as such except to the extent that such contract is an Excluded Asset or is a liability or obligation not assumed by Buyer pursuant to the terms of Section 3.2 hereof;

         (j) contracts relating to the acquisition by Seller of any operating business or any capital stock of any other Person;

         (k) contracts requiring the payment of any Person of any override or similar commission or fee;

         (l) contracts with or for the benefit of any current or former officer, director, employee, consultant, agent, representative or equity owner, including any employment, consulting or deferred compensation agreement and any executive compensation, bonus or incentive plan agreement except to the extent that such contract is an Excluded Asset of a liability or obligation not assumed pursuant to the terms of Section 3.2 hereof;

         (m) agreements of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person; or

         (n) contracts that were not made in the ordinary course of business and that are material to Seller.

         Neither Seller nor Seller's Subsidiary is in violation of or in default under (nor does there exist any condition that with the passage of time or the giving of notice could reasonably be expected to cause such a violation of or default under) any Material Contract. Each Material Contract is in full force and effect and is a legal, valid and binding obligation of Seller or Seller's Subsidiary and, to the knowledge of Seller, each of the other parties thereto, enforceable in accordance with its terms, in each case, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors' rights generally and to general principles of equity (whether applied in a proceeding in law or equity).

         4.11 Litigation. There is no material suit, claim, action, proceeding or investigation pending or, to the knowledge of Seller, threatened against Seller or Seller's Subsidiary. Seller is not aware of any facts or circumstances after reasonable inquiry of its employees and DigiTerra, Inc. which could reasonably be expected to result in such a suit, claim, action, proceeding or investigation, and Seller represents that it has made such reasonable inquiry. Seller is not aware of any facts or circumstances which could reasonably be expected to result in the denial of insurance coverage under policies issued to Seller and Seller's Subsidiary in respect of such suits, claims, actions, proceedings and investigations. Neither Seller nor Seller's Subsidiary is subject to any outstanding material order, writ, injunction or decree.

         4.12 Environmental Matters. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect,
(i) Seller and Seller's Subsidiary are in compliance with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, notices, permits, judgments, orders, decrees applicable to it or any of its properties, assets, operations and businesses relating to the protection of the environment ("Environmental Laws"); and (ii) all past noncompliance of Seller or Seller's Subsidiary with Environmental Laws has been resolved without any pending, ongoing or future obligation, cost or liability.

         4.13     Intellectual Property.

         (a) All patents, trademarks, trade names, service marks, trade dress, Internet domain names, copyrights and any renewal rights therefor, technology, supplier lists, trade secrets, know-how, computer software programs or applications in both source and object code form, technical documentation of such software programs, registrations and applications for any of the foregoing and all other tangible or intangible proprietary information or materials that are or have been used in (including without limitation in the development of) Seller's business and/or in any product, technology or process (i) currently being or formerly manufactured, published or marketed by Seller or (ii) previously or currently under development for possible future manufacturing, publication, marketing or other use by Seller are hereinafter referred to as the "Intellectual Property."

         (b) Schedule 4.13 contains a true and complete list of Seller's patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, Internet domain names, Internet domain name applications, copyrights and copyright registrations and applications and other filings and formal actions made or taken pursuant to Federal, state, local and foreign laws by Seller to protect its interests in the Intellectual Property.

         (c) The Intellectual Property relating to the AS/400 product purchased from CIBER and to Seller's knowledge all other Intellectual Property consists solely of items and rights which are: (i) owned by Seller; (ii) in the public domain; or (iii) rightfully used by Seller pursuant to a valid license (the "Licensed Intellectual Property"), the parties, date, term and subject matter of each such license agreement being set forth on Schedule 4.13(c). Except for those encumbrances that would not individually or collectively materially impact the value or materially impair the use of the Intellectual Property relating to the AS/400 product purchased from CIBER and to Seller's knowledge all other Intellectual Property, Seller has all rights in Intellectual Property relating to the AS/400 product purchased from CIBER and to Seller's knowledge all other Intellectual Property necessary to carry out Seller's current activities (and had all rights necessary to carry out its former activities at the time such activities were being conducted), including without limitation, to the extent required to carry out such activities, rights to make, use, reproduce, modify, adopt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent and lease and, other than with respect to the Licensed Intellectual Property, assign and sell, the Intellectual Property.

         (d) The reproduction, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Intellectual Property relating to the AS/400 product purchased from CIBER and to Seller's knowledge all other Intellectual Property, product, work, technology or process as now used or offered or proposed for use, licensing or sale by Seller does not infringe on any copyright, trade secret, trademark, service mark, trade name, trade dress, firm name, Internet domain name, logo, trade dress, mask work or of any Person or the patent of any Person. No claims (i) challenging the validity, effectiveness or, other than with respect to the Licensed Intellectual Property, ownership by Seller of any of the Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any product, work, technology or process as now used or offered or proposed for use, licensing, sublicensing or sale by Seller infringes or will infringe on any intellectual property or other proprietary right of any Person have been asserted or, to the knowledge of Seller, are threatened by any Person, nor are there, to Seller's knowledge, any valid grounds for any bona fide claim of any such kind. All registered, granted or issued patents, trademarks, Internet domain names and copyrights held by Seller are enforceable and subsisting. To the knowledge of Seller, there is no unauthorized use, infringement or misappropriation of any of the Intellectual Property by any third-party, employee or former employee.

         (e) All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Intellectual Property on behalf of Seller, have executed nondisclosure agreements, a form of which has been provided to Buyer, and either
(i) have been a party to a "work-for-hire" arrangement or agreements with Seller in accordance with applicable national and state law that has accorded Seller full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor or Seller as assignee that have conveyed to Seller effective and exclusive ownership of all tangible and intangible property thereby arising.

         (f) Seller is not, nor as a result of the execution or delivery of this Agreement, or performance of Seller's obligations hereunder, will Seller be, in violation of any license, sublicense, agreement or instrument to which Seller is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of Seller's obligations hereunder, cause the diminution, termination or forfeiture of any Intellectual Property except as set forth on Schedule 4.13(f).

         (g) Schedule 4.13(g) contains a true and complete list of all of Seller's proprietary software programs (the "Software Programs"). Seller owns a full and unencumbered right and has good, valid and marketable title to the Software Programs, free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind.

         (h) The source code and system documentation relating to the Software Programs (i) have at all times been maintained in strict confidence,
(ii) have been disclosed by Seller only to (A) employees who have a "need to know" the contents thereof in connection with the performance of their duties to Seller and who have entered into the nondisclosure agreements referred to in
Section 4.13(e), or (B) third parties who have first entered into a written nondisclosure agreement sufficient to maintain the confidentiality of the source code and system documentation.

         4.14 Taxes. Except as set forth on Schedule 4.14, each of Seller and Seller's Subsidiary has duly filed all tax returns and related information returns required to be filed by it (including employment and withholding tax returns) (collectively, "Governmental Returns") and has duly paid or made adequate provision for the payment of all taxes which are due and payable pursuant to such returns. The liability for accrued taxes reflected on the Balance Sheet is sufficient for the payment of all unpaid taxes, whether or not disputed, that are accrued or applicable for the period ended on the Balance Sheet Date and for all years and periods ended prior thereto. All deficiencies asserted as a result of any examinations of the Governmental Returns by any governmental authority have been paid, fully settled or adequately provided for on the Balance Sheet.

         4.15 Insurance. Seller and Seller's Subsidiary are presently insured, in accordance with Schedule 4.15.

         4.16 Properties. Seller and Seller's Subsidiary will at Closing have good and marketable title, free and clear of all material liens, to all their material properties and assets, whether tangible or intangible, real, personal or mixed, reflected in the Financial Statements as being owned by Seller and Seller's Subsidiary as of the date thereof, other than (i) any properties or assets that have been sold or otherwise disposed of in the ordinary course of business since the date of such financial statements, (ii) liens disclosed in the notes to such financial statements and (iii) liens arising in the ordinary course of business after the date of such financial statements. All buildings, and all fixtures, equipment and other property and assets that are material to its business on a consolidated basis, held under leases or sub-leases by Seller or Seller's Subsidiary are held under valid instruments enforceable in accordance with their respective terms, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors' rights generally and to general principles of equity (whether applied in a proceeding in law or equity). Substantially all of Seller's and Seller's Subsidiary's equipment in regular use has been reasonably maintained and is in serviceable condition, reasonable wear and tear excepted.

         4.17 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement based upon arrangements made by or on behalf of Seller.

         4.18 Certain Business Practices. Neither Seller nor Seller's Subsidiary nor any directors, officers, agents or employees of Seller or Seller's Subsidiary (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

         4.19 Business Activity Restriction. Except for the CIBER Documents, there is no non-competition or other similar agreement, commitment, judgment, injunction, order or decree to which Seller or Seller's Subsidiary is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of business by Seller. Except for those restrictions contained within the CIBER Documents, Seller has not entered into any agreement under which Seller is restricted from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.

         4.20 Export Control Laws. Seller has conducted its export transactions in accordance with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations.

         4.21 Accounts Receivable. All accounts receivable that are reflected on the balance sheet and on the accounting records of Seller or Seller's Subsidiary as of the Closing represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the accounts receivable are or will be to Seller's knowledge, as of the Closing current and/or collectible net of the allowances or reserves shown on the Financial Statements. Schedule 4.23 sets forth an aged list of accounts receivable of Seller as of the Balance Sheet Date. Subject to such allowances or reserves and except as set forth in Schedule 4.23, to Seller's knowledge each of the accounts receivable will be collected in full, without any set-off, within ninety (90) days after the day on which it first becomes due and payable.

         4.22 Customers and Suppliers. To Seller's knowledge, Seller's relationships with its customers and suppliers are good commercial working relationships, and no material customer or supplier has cancelled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with Seller since December 31, 1999. Seller has no agreements or arrangements establishing, creating or relating to any rebate, promotion or other allowance that involves any obligation or liability to any customer that is material or outside the ordinary course of business.

         4.23     Investment Representations.

                  4.23.1 Investment Purpose. Through the terms of this Agreement, Seller is receiving the Common Stock and the Note for its own account and for investment purposes and not with the view towards distribution. Seller does not have any contract, understanding or arrangement with any person to sell, transfer or grant participation to such person or any third person with respect to the Common Stock or the Note.

                  4.23.2   Restrictions on Common Stock and Note.

                  (a) Seller understands that the Common Stock and the Note have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), any state securities law or the laws of any foreign jurisdiction;

                  (b) Seller understands that the Common Stock and the Note are being offered and sold to Seller in reliance on the exemptions contained in Section 4(2) of the Securities Act and Rule 506 promulgated thereunder, and that Buyer is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Seller set forth herein in order to determine the applicability of such safe harbor and the suitability of Seller to acquire the Common Stock and the Note;

                  (c) Seller represents and warrants to Buyer that Seller is an "accredited investor" as that term is defined in Rule 501(a) of the Securities Act. Seller understands that, except as set forth in the Registration Rights Agreement (as defined in Section 2.2(d)-1 hereof), Buyer is under no obligation to file a registration statement under the Securities Act covering the Common Stock or the Note or to take any other action to enable Seller to transfer or otherwise dispose of the Common Stock or the Note. Seller represents that it has consulted with counsel in regard to the Securities Act and that it is fully familiar with the circumstances under which it is required to hold the Common Stock and the Note and the limitations upon the transfer or other disposition thereof.

                  (d) Buyer shall place on the certificates representing the Common Stock the following restrictive legend:

                  The shares evidenced by this certificate have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any state, and such shares may not be sold, transferred, pledged or hypothecated unless (1) covered by an effective registration statement under the Securities Act of 1933; or (2) in accordance with some other transaction which is exempt from the registration requirements of such act.

                  4.23.3 Access to Information. Seller has had access to all material and relevant information necessary to enable Seller to make an informed investment decision. All data requested by Seller from Buyer or its representatives concerning the business and financial condition of Buyer and the terms and conditions of the offering has been furnished to Seller's satisfaction. Seller has had the opportunity to ask questions and receive answers from Buyer concerning the terms and conditions of this Agreement and the Common Stock and the Note, and to obtain from Buyer any additional information which Buyer possesses or may obtain without unreasonable effort or expense. Seller understands that there are numerous and substantial risks associated with the purchase of the Common Stock and the Note which could result in a total loss of Seller's investment.

                  4.23.4 No Government Recommendation or Approval. Seller understands that no Federal, State or foreign government agency has passed on or made any recommendation or endorsement of the Common Stock or the Note.

                  4.23.5 Resales of Common Stock. All subsequent offers and sales of the Common Stock or the Note shall be made pursuant to registration of the Common Stock or the Note under the Securities Act or pursuant to another exemption from such registration.

                  4.23.6 No Registration. Seller understands that the issuance of the Common Stock and the Note to it pursuant to this Agreement is not being registered under the Securities Act.

         4.24 Representations Complete. None of the representations made by Seller herein or in any schedule hereto, or any certificate furnished by Seller pursuant to this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact, or omits or will omit on the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

                                   ARTICLE V.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller the following:

         5.1      Organization and Qualification; Subsidiaries.

         (a) Buyer and each directly and indirectly owned subsidiary of Buyer (the "Buyer Subsidiaries") has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Buyer, and each Buyer Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         (b) Schedule 5.1 sets forth, as of the date of this Agreement, a true and complete list of each Buyer Subsidiary, together with (i) the jurisdiction of incorporation or organization of each Buyer Subsidiary and the percentage of each Buyer Subsidiary's outstanding capital stock or other equity interests owned by Buyer or another Buyer Subsidiary and (ii) an indication of whether each Buyer Subsidiary is a "Significant Subsidiary" as defined in Regulation S-X under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Neither Buyer nor any Buyer Subsidiary owns an equity interest in any partnership or joint venture arrangement or other business entity that is material to the business, assets, liabilities, financial condition or results of operations of Buyer and the Buyer Subsidiaries, taken as a whole.

         5.2 Articles of Incorporation and Bylaws. The copies of Buyer's articles of incorporation and bylaws previously provided to Seller by Buyer are true, complete and correct copies thereof. Such articles of incorporation and bylaws are in full force and effect. Buyer is not in violation of any of the provisions of its articles of incorporation or bylaws.

         5.3 Capitalization. The authorized capital stock of Buyer consists of 100,000,000 shares of common stock, $.01 par value per share ("Buyer Common Stock"), and 20,000,000 shares of preferred stock, no par value per share ("Buyer Preferred Stock"). As of the date hereof (a) 25,417,357 shares of Buyer Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (b) no shares of Buyer Preferred Stock are issued and outstanding, and (c) 7,725,470 shares of Buyer Common Stock are unissued but reserved for future issuance pursuant to Buyer's option plans and agreements ("Buyer Stock Options"), including (i) 4,028,081 shares of Buyer Common Stock reserved for future issuance pursuant to outstanding, but unvested, options and warrants to purchase Buyer Common Stock and (ii) 2,184,205 shares of Buyer Common Stock reserved for future issuance pursuant to Buyer Stock Options that are outstanding, unexercised and vested. All shares of Buyer Common Stock subject to issuance as aforesaid, upon issuance prior to the Closing Date on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Each outstanding share of capital stock of each Buyer Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share owned by Buyer or another Buyer Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Buyer's or such other Buyer Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, the existence of which would have a material adverse effect on the financial condition, results of operations or prospects of Buyer and the Buyer Subsidiaries taken as a whole. There are no material outstanding contractual obligations of Buyer or any Buyer Subsidiary to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Buyer Subsidiary or any other person.

         5.4 Authority Relative to This Agreement. Buyer has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Buyer, constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

         5.5      No Conflict; Required Filings and Consents.

         (a) The execution and delivery of this Agreement by Buyer does not, and the performance by Buyer and of its obligations hereunder will not, (i) conflict with or violate any provision of the articles of incorporation or bylaws of Buyer or any equivalent organizational documents of any Buyer Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.5(b) have been obtained and all filings and notifications described in Section 5.5(b) have been made, conflict with or violate any law applicable to Buyer or any other Buyer Subsidiary or by which any property or asset of Buyer or any Buyer Subsidiary is bound or affected or
(iii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Buyer or any Buyer Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, which conflict, violation, breach or default would have a material adverse effect on the financial condition, results of operations or prospects of Buyer and the Buyer subsidiaries taken as a whole.

         (b) The execution and delivery of this Agreement by Buyer does not, and the performance by Buyer of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing by Buyer with or notification by Buyer to, any governmental entity, except as disclosed on
Schedule 5.5.

         5.6      SEC Filings; Financial Statements.

         (a) Buyer has timely filed all forms, reports, statements and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act since January 1, 1999 (collectively, together with any such forms, reports, statements and documents Buyer may file subsequent to the date hereof until the Closing, the "Buyer Reports"). Each Buyer Report was prepared in all material respects in accordance with the requirements of applicable law. No Buyer Subsidiary is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC or any other comparable governmental entity.

         (b) Except as is provided in the Buyer Reports, each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Buyer Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of Buyer and the consolidated Buyer Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring immaterial year-end adjustments).

         (c) Except as and to the extent set forth or reserved against on the consolidated balance sheet of Buyer and the Buyer Subsidiaries as reported in the Buyer Reports, including the notes thereto, none of Buyer or any Buyer Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 1999 that have not had and could not reasonably be expected to have, individually or in the aggregate, a material adverse effect, which conflict, violation, breach or default would have a material adverse effect on the financial condition, results of operations or prospects of Buyer and the Buyer subsidiaries taken as a whole.

         5.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement based upon arrangements made by or on behalf of Buyer.

         5.8 No Material Adverse Change. Except as disclosed in Buyer Reports, there has been no event which has occurred since Buyer filed its last report on Form 10-Q which could reasonably be expected to have a Material Adverse Effect on Buyer.

         5.9 Representations Complete. None of the representations made by Buyer herein, in any schedule hereto, in any material public filings or any SEC filing referred to in Section 5.6, or any certificate furnished by Buyer pursuant to this Agreement, contains or will contain on the Closing Date any untrue statement of material fact, or omits or will omit on the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstance under which made, not misleading.

                                   ARTICLE VI.
                                    COVENANTS

         6.1.     Employees of the Business.

                  6.1.1. Employees. In accordance with Section 2.1, Buyer will acquire all outstanding shares of Seller's Subsidiary, which employs the individuals listed on Schedule 6.1.1, attached hereto. Buyer will continue to employ Seller's Subsidiary employees and provide them with comparable wages and benefits, subject to the following:

         (a) The parties understand that certain Seller's Subsidiary employees will be terminated shortly after the Closing. Initially, Seller's Subsidiary employees will be employed at their current business locations.

         (b) Buyer shall recognize Seller's Subsidiary's employees' service with Seller's Subsidiary, CIBER and The Summit Group for purposes of vesting under Buyer's qualified pension plan, qualified savings plan and for accrual of vacation and sick days under its policies.

         (c) Buyer shall continue the benefit plans and programs sponsored by Seller's Subsidiary until December 31, 2000, at which time Buyer will:

                           (i) cause all participants in the Seller's Subsidiary
                  Savings Plan to become immediately eligible for participation in the Buyer's Savings Plan; and

                           (ii) cause Seller's Subsidiary employees to be
                  covered by life, health and disability programs offered by Buyer without being subject to any requirement that the person be actively at work.

         (d) Buyer will cause Seller's Subsidiary to pay any accrued vacation pay to its employees, effective within Ten (10) days of the date of termination of their employment by Seller's Subsidiary.

         (e) The trustees of the Seller's Subsidiary Savings Plan will resign upon the earlier of the date a successor trustee is appointed or 30 days after the Closing. Buyer will appoint a trustee for the Seller's Subsidiary Savings Plan within 30 days after the Closing.

         (f) Any qualified beneficiary, as defined by 607(3) of ERISA, shall have the right to continue health care coverage under Buyer's health care plan in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act (COBRA).

         (g) Seller will cause Employment Agreements substantially in the form attached hereto as Exhibit 7.2(c) to be executed by Mike Wray, Sam Addeo, Ken Mensik, John Stitz, Mike Rader and David Linnen and for such Employment Agreements to be delivered to Buyer by October 26, 2000.

                  6.1.2 No Third-Party Beneficiaries. The provisions of this Agreement are for the benefit of Buyer and Seller only, and no employee of Seller or any other Person shall have any rights hereunder. Nothing herein expressed or implied shall confer upon any employee of Seller, any other employee or legal representatives or beneficiaries of any thereof any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement, or shall cause the employment status of any employee to be other than terminable at will.

         6.2. Consents; Failure to Obtain Consents. Seller will, upon request of Buyer, use its reasonable commercial efforts to obtain any consents required in connection with the transactions contemplated that have not been obtained prior to Closing. In the event any consent to the assignment of any Contract, Permit or Intellectual Property right is required in connection with the transactions contemplated hereby and has not been obtained as of the Closing, then until such consent is obtained, Seller and Buyer shall cooperate in any arrangement reasonably satisfactory to the parties designed to fulfill Seller's obligations thereunder and to afford Buyer the benefits thereof.

         6.3. Further Assurance. Seller shall execute and deliver to Buyer, at Closing or thereafter, any other instrument which may be requested by Buyer and which is reasonably appropriate to perfect or evidence any of the sales, assignments, transfers, conveyances, undertakings or agreements contemplated by this Agreement or to transfer any Purchased Assets identified after Closing.

         6.4. Income Tax Returns. Seller shall duly file or cause to be filed all federal, state and local income tax returns with respect to the Business or the Purchased Assets for all periods ending on or prior to the Closing Date and pay all income taxes due with respect to such periods.

         6.5. Transition Cooperation; Mail Received After Closing. Seller agrees to reasonably cooperate with Buyer to facilitate the transfer of all utilities into Buyer's name, including the transfer of the local telephone number, electrical service, water and sewage. Following the Closing, Buyer may receive and open all mail addressed to Seller and, to the extent that such mail and the contents thereof relate solely to the Business or the Purchased Assets, deal with the contents thereof at its discretion. Buyer shall notify Seller of (and provide Seller complete copies of) any mail that obliges Seller to take any action or indicates that action may be taken against Seller and any mail applicable to Seller or the Excluded Assets. Following the Closing, Seller agrees to continue to pay or discharge in a timely manner, or to contest in good faith, all obligations relating to the Business which are not Assumed Obligations.

         6.6. Access to Books and Records. Each of the parties shall, upon reasonable prior notice, make the books and records of the Business relating to the period prior to the Closing available to the other party for any business purpose consistent with applicable law. The inspecting party may make copies of such books and records at its expense. The parties agree to use commercially reasonable best efforts to maintain the records and files relating to the Business prior to the Closing for a minimum of four (4) years from the Closing Date, except as agreed by the parties. Prior to destroying or disposing of any records or files relating to the Business for periods prior to the Closing, each party will afford the other party notice and a reasonable opportunity to take possession of those records and files. Buyer acknowledges that Seller will require access to the books and records of the Business prior to the Closing Date to prepare federal, state and local informational income tax returns described in Section 6.4.

         6.7. Confidentiality. Seller will treat and hold as confidential all information concerning the Business that is not already generally available to the public, including without limitation the Purchase Price paid by Buyer hereunder ("Confidential Business Information") and shall refrain from using any of the Confidential Business Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Business Information which are in its possession. In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Business Information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Business Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Business Information to the tribunal; provided, however, that Seller shall use its commercially reasonable best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Business Information required to be disclosed as Buyer shall designate.

         6.8. Sales Tax Expenses. If, contrary to the parties' beliefs, it is determined that the transactions contemplated by this Agreement are not exempt from sales taxes, Buyer shall pay such taxes.

         6.9. Change of Name. At the Closing, Seller shall execute documents to change its corporate name to a name dissimilar (in Buyer's reasonable judgment) to "Intrepa, L.L.C." and promptly thereafter shall file any necessary documents to effect such name change. Seller agrees not to use in the future the name "Intrepa, L.L.C." or any other name that is, in the Buyer's reasonable judgment substantially similar thereto.

         6.10. Exclusivity. Seller shall not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of the Business, the Purchased Assets or any interest therein (including any acquisition structured as a merger, or exchange) or (ii) participate in any negotiations or discussions regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person in favor of any such acquisition. Seller will promptly notify Buyer if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         6.11. Transfer Restrictions. (a) Until the applicable Termination Date, as provided below, Seller will not offer, sell, contract to sell, pledge or otherwise dispose of (directly or indirectly) any shares of the Common Stock, or enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether or not any such aforementioned transaction is to be settled by delivery of the Common Stock, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, (collectively, the "Transfer Restrictions") without, in each case, the prior written consent of Buyer.

         (b) The Transfer Restrictions shall remain in effect until the applicable Termination Date as follows: (i) one-fourth of the shares of Common Stock shall not be subject to the Transfer Restrictions and shall have a Termination Date as of January 3, 2001; (ii) as of April 1, 2001, an aggregate of one-half of the shares of Common Stock (taking into account the Post-Closing Purchase Price Adjustment pursuant to Section 2.3 herein) shall no longer be subject to the Transfer Restrictions; (iii) as of July 1, 2001, an aggregate of three-fourths of the shares of Common Stock shall no longer be subject to the Transfer Restrictions; and (iv) as of October 1, 2001, none of the shares of Common Stock shall remain subject to the Transfer Restrictions.

         (c) Buyer and its transfer agent and registrar are authorized to decline to make any transfer of shares of the Common Stock if such transfer would constitute a violation or breach of this Agreement.

                                  ARTICLE VII.
                    CONDITIONS PRECEDENT; CLOSING DELIVERIES

         7.1.     Conditions Precedent.

                  7.1.1 Conditions Precedent of Buyer. The obligations of Buyer to effect the Closing under this Agreement are subject to the satisfaction of each of the following conditions, unless waived by Buyer in writing to the extent permitted by applicable law:

                           (a) The representations and warranties of Seller contained in this Agreement and in any closing certificate or document delivered to Buyer pursuant hereto shall be true and correct in all material respects at and as of the Closing Date as though made at and as of that time other than such representations and warranties as are specifically made as of another date, and Seller shall have delivered to Buyer a certificate to that effect.

                           (b) Seller shall have performed and complied with all covenants of this Agreement to be performed or complied with by it at or prior to the Closing Date, and Seller shall have delivered to Buyer a certificate to that effect.

                           (c) No legal action or proceeding shall have been instituted after the date hereof against the Purchased Assets or against Buyer arising by reason of the acquisition of the Purchased Assets pursuant to this Agreement, which is reasonably likely (i) to restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement, (ii) to have a material adverse effect on Buyer or
                  (iii) to have a material adverse effect on Buyer's right to own, operate or control the Business.

                           (d) Seller shall have procured all of the consents, approvals and waivers of third parties or any regulatory body or authority, whether required contractually or by applicable law or otherwise necessary for the execution, delivery and performance of this Agreement by Seller prior to the Closing Date, and Seller shall have delivered to Buyer a certificate to that effect.

                           (e) All documents required to be executed or delivered at Closing by Seller pursuant to this Agreement shall have been so executed or delivered.

                           (f) No casualty, loss or damage shall have occurred on or prior to the Closing Date to any of the properties or assets of Seller.

                  7.1.2 Conditions Precedent of Seller. The obligations of Seller to effect the Closing under this Agreement are subject to the satisfaction of each of the following conditions, unless waived by Seller in writing to the extent permitted by applicable law:

                           (a) The representations and warranties of Buyer contained in this Agreement and in any closing certificate or document delivered to Seller pursuant hereto shall be true and correct in all material respects at and as of the Closing Date as though made at and as of that time other than such representations and warranties as are specifically made as of another date, and Buyer shall have delivered to Seller a certificate to that effect.

                           (b) Buyer shall have performed and complied with all covenants of this Agreement to be performed or complied with by it at or prior to the Closing Date, and Buyer shall have delivered to Seller a certificate to that effect.

                           (c) No legal action or proceeding shall have been instituted after the date hereof against the Purchased Assets or against Seller arising by reason of the acquisition of the Purchased Assets pursuant to this Agreement, which is reasonably likely (i) to restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement, or (ii) to have a material adverse effect on Seller.

                           (d) Buyer shall have procured all of the consents, approvals and waivers of third parties or any regulatory body or authority, whether required contractually or by applicable law or otherwise necessary for the execution, delivery and performance of this Agreement by Buyer prior to the Closing Date, and Buyer shall have delivered to Seller a certificate to that effect.

                           (e) All documents required to be executed or delivered at Closing by Buyer pursuant to this Agreement shall have been so executed or delivered.

         7.2 Deliveries by Seller. Seller has delivered or caused to be delivered to Buyer:

                  (a) A Bill of Sale in form attached hereto as Exhibit 7.2(a) evidencing transfer from Seller to Buyer of the Purchased Assets;

                  (b) A certificate of existence relating to Seller and Seller's Subsidiary from the State of Indiana;

                  (c) Employment Agreements executed by Timothy Conroy and Bruce Eicher substantially in the form attached hereto as Exhibit 7.2(c);

                  (d) Executed copies of the Registration Rights Agreement, the form of which is attached hereto as Exhibit 2.2(d)-1 and Escrow Agreement, the form of which is attached hereto as Exhibit 2.2(d)-2;

                  (e) An opinion of counsel to Seller, substantially in the form attached hereto as Exhibit 7.2(e);

                  (f) A Secretary's Certificate of the Seller attesting to the incumbency of the officers executing this Agreement, resolutions authorizing the transaction and other certificates and agreements delivered by Seller at Closing;

                  (g) The executed Consents described on Schedule 4.5(b) hereto; and

                  (h) Copies of each of the fully executed Amended Operating Agreement as provided in Section 6.1.6 hereof.

         7.3 Deliveries by Buyer. Buyer has delivered or caused to be delivered to Seller:

         (a) A good standing certificate relating to Buyer from the State of Georgia;

         (b) A Secretary's Certificate attesting to the incumbency of the officers executing this Agreement, resolutions authorizing the transaction and the other certificates and agreements delivered by Buyer at the Closing;

         (c) An opinion of counsel to Buyer substantially in the firm attached hereto as Exhibit 7.3(c);

         (d) Executed copies of the Registration Rights Agreement, the form of which is attached hereto as Exhibit 2.2(d)-1 and Escrow Agreement, the form of which is attached hereto as Exhibit 2.2(d)-2;

         (e)      An executed Promissory Note in the form attached hereto as
Exhibit 2.2(b);

         (f) That portion of the Purchase Price to be paid in immediately available funds;

         (g) A certificate representing the shares of Common Stock issuable to Seller pursuant to Section 2.2(d) hereof, other than the shares placed in the escrow account pursuant to the Escrow Agreement;

         (h) Evidence of delivery of a share certificate to the Escrow Agent (as defined in the Escrow Agreement) representing the shares of Common Stock placed in the Escrow Account; and

         (i) Employment Agreements executed by Timothy Conroy and Bruce Eicher, substantially in the form attached hereto as Exhibit 7.2(c);

                                  ARTICLE VIII.
                            SURVIVAL; INDEMNIFICATION

         8.1 Survival of Representations And Warranties. The representations and warranties of Seller contained in this Agreement, and all statements contained in this Agreement, the Schedules and Exhibits to this Agreement, and any certificate or report or other document delivered pursuant to this Agreement or in connection with the transactions contemplated by this Agreement (collectively, the "Acquisition Documents"), shall survive the Closing until the date one year after the Closing Date; provided, however, that the representations and warranties dealing with taxes shall survive until thirty
(30) calendar days after the expiration of the applicable statute of limitations governing such claims (the "Survival Date").

         8.2 Indemnification by the Seller. Buyer and its Affiliates, officers, directors, employees, agents, successors and assigns (each an "Indemnified Party") shall be indemnified and held harmless, jointly and severally, by the Seller (the "Indemnifying Party") for any and all liabilities, losses, damages, claims, costs (including business interruption costs) and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys' and consultants' fees and expenses) actually suffered or incurred by them (including, without limitation, any action brought or otherwise initiated by any of them) (hereinafter a "Loss"), arising out of or resulting from (a) the breach of any representation or warranty made by Seller contained in the Acquisition Documents (so long as the particular representation or warranty survives the Closing and Buyer makes a written specific claim for indemnification, setting forth in reasonable detail the basis of the Claim), and
(b) any liability of Seller other than the Assumed Obligations. Notwithstanding anything herein to the contrary, Seller shall have no liability to indemnify or hold harmless Buyer or otherwise have any liability to Buyer with respect to any breach of any representation or warranty made hereunder unless and to the extent that the aggregate amount of such claims exceeds $250,000. However, in no event will Seller's liability hereunder, regardless of form of action, exceed $32,000,000.

         8.3 Indemnification by Buyer. Seller and its Affiliates, officers, managers, members directors, employees, agents, successors and assigns (each an "Indemnified Party") shall be indemnified and held harmless, jointly and severally, by the Buyer (the "Indemnifying Party") for any and all liabilities, losses, damages, claims, costs (including business interruption costs) and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys' and consultants' fees and expenses) actually suffered or incurred by them (including, without limitation, any action brought or otherwise initiated by any of them) (hereinafter a "Loss"), arising out of or resulting from (a) the breach of any representation or warranty made by Buyer contained in the Acquisition Documents (so long as the particular representation or warranty survives the Closing and Seller makes a written specific claim for indemnification, setting forth in reasonable detail the basis of the Claim), and
(b) any Assumed Obligations. Notwithstanding anything herein to the contrary, Buyer shall have no liability to indemnify or hold harmless Seller or otherwise have any liability to Seller with respect to any breach of any representation or warranty made hereunder unless and to the extent that the aggregate amount of such claims exceeds $250,000. However, in no event will Buyer's liability hereunder, regardless of form of action, exceed $32,000,000.

         8.4 Notice of Third-Party Claims. An Indemnified Party shall give the Indemnifying

Party prompt notice of any matter which an Indemnified Party has determined has given rise to a right of indemnification under this Agreement stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and liabilities under this
Article VIII with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article VIII ("Third-Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third-Party Claim, the Indemnified Party shall give the Indemnifying Party prompt notice of such Third-Party Claim (not later than within 20 days of the receipt by the Indemnified Party of such notice); provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article VIII. The Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim on behalf of the Indemnified Party at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within ten days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it in appropriate in the judgment of the Indemnified Party, in its reasonable discretion, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event Indemnifying Party exercises the right to undertake any such defense against any such Third-Party Claim on behalf of Seller as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at its own expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third-Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under Seller's control relating thereto as is reasonably required by the Indemnified Party. No Third Party Claim may be settled without the prior written consent of both the Indemnified Party and the Indemnifying Party.

         8.5 Offset. Buyer may offset any obligation to Seller under the Promissory Note attached hereto as Exhibit 2.2(b) against any liability Seller may have to Buyer or its affiliates pursuant to this Agreement.

                                   ARTICLE IX
                               GENERAL PROVISIONS

         9.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the


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

respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.1):

                  if to Buyer:

                  Manhattan Associates, Inc.
                  Seventh Floor
                  2300 Windy Ridge Parkway
                  Atlanta, Georgia  30339
                  Attention:  President and Chief Executive Officer
                  Telecopier: 770-308-0166

                  with a copy to:

                  Morris, Manning & Martin, L.L.P.
                  1600 Atlanta Financial Center
                  3343 Peachtree Road, N.E.
                  Atlanta, GA 30326
                  Attention: Larry W. Shackelford, Esq.
                  Telecopier: (404) 365-9532

                  if to Seller:

                  Intrepa, L.L.C.
                  4215 Edison Lakes Parkway, Suite 100
                  Mishawaka, Indiana  46545
                  Attention:  Timothy C. Conroy
                  Telecopier: (219) 246-1575

                  with a copy to:

                  Baker & Daniels
                  First Bank Building, Suite 250
                  205 West Jefferson Boulevard
                  South Bend, Indiana 46601
                  Attention:  Peter G. Trybula, Esq.
                  Telecopier: 219-239-1900

         9.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable law.

         9.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

         9.4 Incorporation of Exhibits. The Schedules and Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

         9.5 Governing Law. The validity, interpretation and performance of this agreement and any dispute connected herewith shall be governed and construed in accordance with the laws of the State of Georgia, without regard to its conflicts of laws principles.

         9.6      Waiver of Jury Trial; Arbitration.

         (a) Each party hereto hereby irrevocably waives all right to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to this agreement or any transaction or agreement contemplated hereby or the actions of any party hereto in the negotiation, administration, performance or enforcement hereof.

         (b) Settlement of disputes arising under this Agreement shall be resolved by arbitration. Arbitration shall be by a single arbitrator experienced in the matters at issue and selected by Buyer and Seller in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). The arbitration shall be held in such place in the Atlanta, Georgia, metropolitan area as may be specified by the arbitrator (or any place upon which Seller, Buyer and the arbitrator may agree), and shall be conducted in accordance with the Rules and (regardless of any other choice of law provision in this Agreement) the United States Arbitration Act (9 U.S.C. ss. 1-16) to the extent not inconsistent with this Agreement. The decision of the arbitrator shall be in writing and final and binding as to any matters submitted under this Section; and, if necessary, any decision may be entered in any court of record having jurisdiction over the subject matter or over the party against whom the judgment is being enforced. The determination of which party (or combination of them) shall bear the costs and expenses of such arbitration proceeding shall be determined by the arbitrator. The arbitrator shall have the discretionary authority to award that all or a part of the reasonable attorneys' fees of one party in connection with the arbitration shall be reimbursed by another party. The arbitrator shall have discretionary authority to issue temporary injunctive relief pending the arbitrator's final determination. In the event that the arbitrator finds that a failure of Buyer to release, issue or transfer any shares of its Common Stock, any decrease in the market price of the Common Stock will be an element of damages.

         9.7 Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

         9.8 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         9.9 Entire Agreement. This Agreement (including the Exhibits and Schedules) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

         9.10 No Third-Party Beneficiaries. No Person not a party to this Agreement shall have rights under this Agreement as a third-party beneficiary or otherwise.

         9.11 Amendments and Waivers. This Agreement may be amended by Buyer and Seller by an instrument in writing signed on behalf of Buyer and Seller. Any term or provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof.

         9.12 No Rule of Construction. All of the parties hereto have been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by each of the parties hereto, and no rule of construction will be invoked respecting the authorship of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal on the date first above written.

                                 MANHATTAN ASSOCIATES, INC.


                                 By:    /s/ Richard M. Haddrill
                                    -------------------------------------------

                                 Name:  Richard M. Haddrill

                                 Title: President and Chief Executive Officer

                                 [SEAL]


                                 INTREPA, L.L.C.

                                 By:    /s/ Timothy C. Conroy
                                     ------------------------------------------

                                 Name:  Timothy C. Conroy

                                 Title:  Chief Executive Officer

                                 [SEAL]


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